UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2022

Tenneco Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

500 North Field Drive Lake Forest, Illinois	60045
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847)-482-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Voting Common Stock, par value $0.01 per share	TEN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into Material Definitive Agreement

Agreement and Plan of Merger

On February 22, 2022, Tenneco Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pegasus Holdings III, LLC, a Delaware limited liability company (“Parent”), and Pegasus Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides, among other things, and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of certain funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, Inc.

At the Effective Time (as defined in the Merger Agreement), and as a result of the Merger:

●

Each share of Class A voting common stock, par value $0.01 per share, of the Company, that is issued and outstanding immediately prior to the Effective Time (the “Shares”), other than shares to be cancelled pursuant to Section 2.1(b) of the Merger Agreement and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $20.00 in cash, without interest (the “Merger Consideration”);

●

Each outstanding award of Company cash-settled performance share units (each, a “Cash-Settled PSU”), whether vested or unvested, will become fully vested and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the total number of Shares or Share equivalents underlying such award of Cash-Settled PSUs (based on all applicable performance criteria being achieved at target performance), multiplied by (y) the Merger Consideration.

●

Each outstanding award of Company cash-settled restricted stock units (each, a “Cash-Settled RSU”), whether vested or unvested, will become fully vested and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the total number of Shares underlying such award of Cash-Settled RSUs, multiplied by (y) the Merger Consideration.

●

Each outstanding award of Share-settled Company restricted stock units (each, a “Share-Settled RSU”) that at such time is subject solely to service-based vesting conditions will become fully vested and shall be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the total number of Shares underlying such award of Share-Settled RSUs, multiplied by (y) the Merger Consideration.

●

Each outstanding award of Company share-settled performance share units that at such time is subject to performance-based vesting conditions will become vested as to the number of Shares subject to such award that would vest at the target level, and shall, after giving effect to such vesting, be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the number of vested Shares underlying such award, multiplied by (y) the Merger Consideration.

The board of directors of the Company (the “Board”) has unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for its adoption and (iv) recommended that the Company’s stockholders adopt the Merger Agreement.

Assuming the satisfaction of the conditions set forth in the Merger Agreement, the Company expects the Merger to close in the second half of 2022. The stockholders of the Company will be asked to vote on the adoption of the Merger

Agreement at a stockholder meeting that will be held on a date, and at the time and place, to be announced when finalized.

The closing of the Merger is subject to various conditions, including (i) the adoption of the Merger Agreement by holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the stockholder meeting (the “Company Stockholder Approval”); (ii) the absence of any order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal the closing of the Merger; (iii) (a) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) and (b) the receipt all approvals, consents and consultations under other applicable competition laws and foreign investment laws (or the termination or expiration of any applicable waiting period thereunder); and (iv) the accuracy of the representations and warranties contained in the Merger Agreement, subject to customary materiality qualifications, as of the date of the Merger Agreement and as of Closing Date, and compliance in all material respects with the covenants and agreements contained in the Merger Agreement. In addition, the obligation of Parent and Merger Sub to consummate the Merger is subject to the absence, since the date of the Merger Agreement, of a Company Material Adverse Effect (as defined in the Merger Agreement). The closing of the Merger is not subject to a financing condition. Under the terms of the Merger Agreement, consummation of the Merger will occur on the third business day following the satisfaction or waiver of the conditions to closing of the Merger; provided, that if the Marketing Period (as such term is defined in the Merger Agreement) has not ended prior to such day, the closing will occur on the third business day after the final day of the Marketing Period or an earlier date specified by Parent on not less than three business days’ prior notice to the Company.

The Merger Agreement contains customary representations, warranties and covenants by the Company, including, among others, covenants by the Company to conduct its business in the ordinary course between the date of the Merger Agreement and the closing of the Merger, not to engage in certain kinds of material transactions during such period, to convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval and, subject to certain customary exceptions, for the Board to recommend that the stockholders adopt the Merger Agreement. The Merger Agreement also contains customary representations, warranties and covenants of Parent and Merger Sub, including, among others, covenants by Parent and Merger Sub to use their reasonable best efforts to obtain regulatory approval for the Merger under applicable competition laws, including the HSR Act, and foreign investment laws, and, to the extent necessary to obtain such approvals, to pursue litigation and divest assets of the Company and its subsidiaries, except to the extent such actions would have or reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries, taken as a whole, after giving effect to the Merger.

The Merger Agreement provides that the Company will not, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement); (ii) furnish to any third party any non-public information relating to the Company or its subsidiaries or afford to any third party access to the properties, assets, books, records or other non-public information, or to any personnel, of the Company or its subsidiaries, in each case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any inquiries that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, communications or negotiations with any third party with respect to an Acquisition Proposal or inquiry that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract with respect to an Acquisition Transaction (as defined in the Merger Agreement), other than an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) (an “Alternative Acquisition Agreement”).

Notwithstanding these limitations, prior to obtaining the Company Stockholder Approval, if (i) the Company has received an Acquisition Proposal that was not the result of any material breach of Section 5.3(a) of the Merger Agreement and (ii) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal (as defined in the Merger Agreement) or would be reasonably likely to lead to a Superior Proposal, then the Company may (a) participate or engage in discussions or negotiations with, (b) furnish any non-public information relating to the Company or its subsidiaries to, or (c) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its subsidiaries pursuant to an Acceptable Confidentiality Agreement to, the third party making the Acquisition Proposal, provided that in each such case the Company will provide to Parent and its representatives any non-public information that is provided to such third party that was not previously made available to Parent prior to or substantially concurrently (but in no event later than 24 hours after) the time it is provided to such third party.

In addition, if the Company has received a bona fide Acquisition Proposal that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Board may (i) effect a Company Board Recommendation Change (as defined in the Merger Agreement) with respect to such Superior Proposal or (ii) authorize the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement, subject to payment of the termination fee described below to Parent. Prior to taking such actions, the Company must provide Parent with at least three business days advance written notice (the “Notice Period”) of the Company’s intention to take such actions, which notice must include the material terms and conditions of the Acquisition Proposal and copies of all relevant documents relating thereto. To the extent Parent desires to negotiate, the Company is required to engage in good faith negotiations with Parent during the Notice Period regarding any adjustments to the terms and conditions of the Merger Agreement proposed in writing by Parent in a manner that would constitute a binding agreement between the parties if accepted by the Company. Following the Notice Period, and after considering in good faith any adjustments proposed by Parent, the Board may terminate the Merger Agreement if it determines in good faith that such Acquisition Proposal would continue to constitute a Superior Proposal if such proposed adjustments were to be given effect. In the event of any material modifications to an Acquisition Proposal that has triggered a Notice Period, the Company is required to deliver a new written notice to Parent at which point the Notice Period would be extended for two business days from the date of such new notice. Subject to similar provisions and requirements in the Merger Agreement, including a three-business day Notice Period, the Board may also effect a Change of Board Recommendation with respect to an Intervening Event (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights for the parties, including the right of either party, subject to specified limitations, to terminate the Merger Agreement if the Merger is not consummated by December 31, 2022 (the “Outside Date”); provided, that if the Marketing Period has commenced but has not been completed as of the date that is four business days prior to the Outside Date, the Outside Date will automatically be extended to the date that is four business days following the final day of the Marketing Period.

The Merger Agreement provides that, in certain circumstances, including the termination of the Merger Agreement by the Company to accept a Superior Proposal (as defined in the Merger Agreement), the termination of the Merger Agreement by Parent following a change in recommendation by the Board, and other customary circumstances, the Company would be required to pay Parent a termination fee of $54 million. The Merger Agreement also provides that, in certain circumstances involving (i) termination of the Merger Agreement following a failure by Parent to consummate the Merger in breach of the Merger Agreement or (ii) a termination of the Merger Agreement following the Outside Date in the event that approval under certain foreign competition laws are not obtained, Parent would be required to pay the Company a termination fee of $108 million. Parent’s obligations to pay the termination fee and certain other fees and expenses up to a cap are guaranteed by the Guarantors.

Parent has obtained equity financing and debt financing commitments to finance the transactions contemplated by the Merger Agreement and to pay related fees and expenses. The Apollo Funds have committed to provide equity financing of $1.65 billion in the aggregate to finance a portion of the consideration due under the Merger Agreement, subject to the terms and conditions set forth in the equity commitment letter. Certain financial institutions have agreed to provide to Parent committed debt financing of $6 billion in the aggregate, a portion of which will be used to finance a portion of the consideration due under the Merger Agreement, subject to the terms and conditions set forth in the debt commitment letter. The Apollo Funds have also provided the Company with a limited guarantee, guaranteeing the payment of the termination fee owed by Parent under the Merger Agreement and certain other costs, expenses and damages awards.

The above-description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and is incorporated into this Current Report on Form 8-K by reference in its entirety. The Merger Agreement has been attached as an exhibit to provide investors and stockholders of the Company with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and stockholders of the Company accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that the Company exchanged with Parent and Merger Sub in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Company will be filing in connection with the Merger, as well as in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the Securities and Exchange Commission (the “SEC”).

Following the effective time of the Merger, the Company Class A voting common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”).

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

On February 22, 2022, the Board amended the Company’s bylaws (the “Bylaw Amendment”) to insert a new Article VIII, Exclusive Forum, a provision designating (i) the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) as the exclusive jurisdiction for any (a) derivative proceeding brought on behalf of the Company, (b) proceeding asserting a breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or its stockholders, (c) proceeding pursuant to the Delaware General Corporation Law or the Company’s Amended and Restated Certificate of Incorporation or bylaws or (d) proceeding asserting a claim against the Company governed by the internal affairs doctrine and (ii) the federal district courts of the United States as the exclusive jurisdiction for any litigation arising under the Securities Act of 1933, as amended (the “Exclusive Forum Provision”).

The foregoing summary and description of the Exclusive Forum Provision of the Bylaw Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaw Amendment, a copy of which is attached hereto as Exhibit 3.1 and incorporated by reference herein.

Item 8.01.	Other Events.

On February 23, 2022, the Company and Parent announced that they had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

* * *

About Tenneco

Tenneco is one of the world’s leading designers, manufacturers and marketers of automotive products for original equipment and aftermarket customers, with full year 2020 revenues of $15.4 billion and approximately 73,000 team members working at more than 270 sites worldwide. Through our four business groups, Motorparts, Performance Solutions, Clean Air and Powertrain, Tenneco is driving advancements in global mobility by delivering technology solutions for diversified global markets, including light vehicle, commercial truck, off-highway, industrial, motorsport and the aftermarket.

Additional Information About the Acquisition and Where to Find It

This communication is being made in respect of the proposed transaction involving the Company, Parent and Merger Sub. A meeting of the stockholders of the Company will be announced as promptly as practicable to seek stockholder approval in connection with the proposed Merger. The Company expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed Merger. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PARENT, MERGER SUB AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at www.tenneco.com or by sending a written request to Tenneco Inc., Attn: Corporate Secretary, 500 North Field Drive, Lake Forest, Illinois 60045.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the Merger will be set forth in the Company’s definitive proxy statement for its stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the Merger will be set forth in the definitive proxy statement when it is filed with the SEC in connection with the Merger. Forward Looking Statements Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2021 Annual Meeting of Stockholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on April 1, 2021. To the extent that holdings of the Company’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward Looking Statements

This announcement contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company or its management is discussing its beliefs, estimates or expectations. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “estimates,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. These statements are not historical facts or guarantees of future performance but instead represent only the beliefs of the Company and its management at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is contained in such forward-looking statements as a result of various factors, including, without limitation: (1) the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Merger Agreement, the failure to obtain required regulatory approvals or the failure to satisfy the other conditions to the consummation of the Merger; (2) the risk that the Merger Agreement may be terminated in circumstances requiring the Company to pay a termination fee; (3) the risk that the Merger disrupts the Company’s current plans and operations or diverts management’s attention from its ongoing business; (4) the effect of the announcement of the Merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (5) the effect of the announcement of the Merger on the Company’s operating results and business generally; (6) the amount of costs, fees and expenses related to the Merger; (7) the risk that the Company’s stock price may decline significantly if the Merger is not consummated; (8) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against the Company and others; (9) other factors that could affect the Company’s business such as, without limitation, cyclical and seasonal nature of the industries that the Company serves; foreign operations, especially in emerging regions; changes in currency exchange rates; business disruptions due to public health or safety emergencies, such as the novel strain of coronavirus (“COVID-19”) pandemic; the cost and availability of raw materials and energy; the effectiveness of the Company’s research and development, new product introductions and growth investments; acquisitions and divestitures of assets and gains and losses from dispositions; developments affecting the Company’s outstanding liquidity and indebtedness, including debt covenants and interest rate exposure; developments affecting the Company’s funded and unfunded pension obligations; warranty and product liability claims; legal proceedings; the inability to establish or maintain certain business relationships and relationships with customers and suppliers or the inability to retain key personnel; the handling of hazardous materials and the costs of compliance with environmental regulations; extreme weather events and natural disasters; and (10) other risks to consummation of the proposed Merger, including the risk that the proposed Merger will not be consummated within the expected time period or at all.

If the proposed transaction is consummated, the Company’s stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. These and other factors are identified and described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as well as the Company’s subsequent filings and quarterly reports and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on the Company’s projections and other forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, the Company undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

* * *

Item 9.01.	Financial Statements and Exhibits

Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of February 22, 2022, by and among the Company, Parent and Merger Sub.*

3.1	Amendment to the By-laws of the Company, dated February 22, 2022.

99.1	Press release announcing Merger Agreement, issued by the Company on February 23, 2022.

*            Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

Date: February 23, 2022	By:	/s/ Thomas J. Sabatino, Jr
Thomas J. Sabatino, Jr
Executive Vice President and General Counsel